UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 23, 2022

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California 91107

(Address of principal executive office, including zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TTEK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On September 23, 2022, Tetra Tech, Inc. (the “Company”) issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers (the “UK Code”), disclosing that the Company and the board of directors of RPS Group plc (“RPS”) had reached an agreement on the terms of a recommended cash offer by the Company for the acquisition of the entire issued and to be issued share capital of RPS (the “Acquisition”). In connection with the Acquisition, (i) the Company and RPS has entered into various documents including a Cooperation Agreement, dated September 23, 2022 (the “Cooperation Agreement”) and (ii) the Company and Bank of America, N.A., as administrative agent and lender (“BofA”), has entered into various documents including a Bridge Credit Agreement, dated September 23, 2022 (the “Bridge Credit Agreement”).

Item 1.01	Entry into a Material Definitive Agreement.

Bridge Credit Agreement

The Bridge Credit Agreement provides for £714,000,000 plus $350,000,000 secured bridge term loan facility that may be borrowed by the Company in multiple draws beginning on the date that the Acquisition is consummated and thereafter during the commitment period of the Bridge Credit Agreement, subject to the satisfaction of certain customary conditions. The Bridge Credit Agreement provides that, subject to certain exceptions, net cash proceeds received by the Company from asset sales and debt and equity issuances or receiving commitments in respect of qualifying loan facilities shall result in mandatory prepayments or commitment reductions. The proceeds of borrowing under the Bridge Credit Agreement may be used to finance, among other things, the Acquisition, the Company’s incurrence, replacement, or refinancing of indebtedness in connection with the Acquisition and to pay related fees and expenses. Any borrowings made under the Bridge Credit Agreement mature 364 days from the initial funding date.

Loans under the Bridge Credit Agreement will be available in Pounds Sterling and Dollars, as applicable. Loans denominated in Pounds Sterling will bear interest at a fluctuating rate per annum equal to the SONIA Rate (as defined in the Bridge Credit Agreement) and loans denominated in Dollars will bear interest at a fluctuating rate per annum equal to, at the Company’s option, either Term SOFR (as defined in the Bridge Credit Agreement) or a base rate, in each case, plus an applicable margin based on the Company’s leverage ratio, plus, as applicable, a customary SONIA adjustment rate or SOFR adjustment rate.

The obligations under the Bridge Credit Agreement are guaranteed by certain material domestic subsidiaries of the Company and additional domestic subsidiaries designated by the Company so that the obligations under the Bridge Credit Agreement are guaranteed by domestic subsidiaries that, together with the Company, account for at least 80% of consolidated total assets and 80% of the consolidated total revenues of the Company and its subsidiaries (the “Guarantors”) and secured by substantially all assets of the Company and such Guarantors, subject to customary exceptions.

The Bridge Credit Agreement contains representations and warranties, affirmative and negative covenants, and events of default customary for secured financings of this type, including negative covenants that, among other things limit the ability of the Company and its subsidiaries to incur liens, make dividends, distributions and other restricted payments, make certain fundamental changes and dispose of assets, and to incur indebtedness, in each case subject to exceptions and qualifications. In addition, the Bridge Credit Agreement requires the Company, to maintain a consolidated leverage ratio less than or equal to 3.75 to 1.0 and a consolidated interest coverage ratio of not less than 3.0 to 1.0.

BofA and its affiliates have in the past provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services to the Company and its subsidiaries in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, BofA and its affiliates may participate in loans and actively trade the equity securities of the Company for their own account or for the accounts of customers and, accordingly, BofA and its affiliates may at any time hold long or short positions in such securities.

A copy of the Bridge Credit Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Bridge Credit Agreement is qualified in its entirety by reference to the full text thereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Bridge Credit Agreement set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

Rule 2.7 Announcement

On September 23, 2022, the Company issued the Rule 2.7 Announcement disclosing that the Company and RPS had reached an agreement on the terms of the Acquisition. The Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the UK Companies Act of 2006 (the “UK Companies Act”). Under the terms of the Acquisition, RPS shareholders will be entitled to receive 222 pence in cash for each RPS share held by such shareholder. The Scheme will lapse if the Acquisition is not completed by 11:59 p.m. UK time on 9 August, 2023 or such later date as the Company and RPS may agree in writing (with the consent of the UK Panel on Takeovers and Mergers (the “Panel”) or as the High Court of Justice of England and Wales (the “Court”) may approve (if such consent or approval is required)) (such date, the “Long-stop Date”).

The Acquisition is conditioned upon, among other things, (i) the Scheme becoming unconditional and effective, subject to the provisions of the UK Code, by no later than the Long-stop Date, (ii) the approval of the Scheme by a majority in number of the RPS shareholders representing at least 75% of the RPS shares, and (iii) the approval of the Scheme by the Court. The conditions to the Acquisition are set out in full in the Rule 2.7 Announcement. It is expected that, subject to the satisfaction or waiver of all relevant conditions, the Acquisition will be completed by the end of 2022.

The Company has reserved the right, subject to the prior consent of the Panel (and to the terms of the Cooperation Agreement and the Rule 2.7 Announcement), to elect to implement the Acquisition by way of a takeover offer (as such item is defined in the UK Companies Act).

A copy of the Rule 2.7 Announcement is included herein as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Rule 2.7 Announcement is qualified in its entirety by reference to the full text thereof.

Cooperation Agreement

On September 23, 2022 the Company and RPS entered into the Cooperation Agreement in connection with the Acquisition. Pursuant to the Cooperation Agreement, the Company and RPS agreed to use reasonable endeavors for the purpose of obtaining any regulatory authorization which are required to implement the Acquisition, to cooperate with each other in preparing required documents and other matters and have given certain undertakings to implement the Acquisition.

The Company has the right to terminate the Cooperation Agreement in certain circumstances, including (i) if the RPS board of directors publicly withdraws, adversely qualifies, adversely modifies, or fails to re-affirm or re-issue (where reasonably requested by the Company to do so) its unanimous and unconditional recommendation that RPS shareholders vote in favor of the Scheme or (ii) a competing transaction is either recommended by the RPS board of directors or is completed, becomes effective, or is declared or becomes unconditional in all respects.

A copy of the Cooperation Agreement is included herein as Exhibit 99.2 and is incorporated herein by reference. The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text thereof.

Irrevocable Undertakings

The Scheme is subject to the approval of the RPS shareholders in accordance with the UK Companies Act. The Company has received irrevocable undertakings from certain shareholders of RPS (the “Supporting Shareholders”) to support the Acquisition. Pursuant to such undertakings, the Supporting Shareholders have agreed to vote in favor of the Scheme at the Court Meeting (as defined in the Rule 2.7 Announcement) and the resolutions to be proposed at the RPS General Meeting (as defined in the Rule 2.7 Announcement) or, if the Acquisition is implemented by way of a takeover offer, the Supporting Shareholders have agreed that they will accept such takeover offer by the Company. As of September 23, 2022, the Supporting Shareholders beneficially owned approximately 76,422,100 shares, representing, in aggregate, 27.53% of the existing issued share capital of RPS.

The undertakings will continue to be binding in the event that a competing offer is made for RPS. They will cease to be binding in certain circumstances, including if (i) the Company announces that it does not intend to make or proceed with the Acquisition, (ii) the Scheme does not become effective, is withdrawn, or lapses in accordance with its terms, or (iii) a competing offer for the entire issued share capital of RPS becomes or is declared unconditional or, if proceeding by way of scheme of arrangement, becomes effective, and will remain binding in the event that a higher competing offer for RPS is made.

Press Release

On September 23, 2022, the Company issued a press release announcing the terms of the Acquisition. The press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Notice to Shareholders Regarding UK Disclosure Requirements

The Company directs the attention of its shareholders to certain disclosure requirements applicable to the Acquisition. The relevant disclosure requirements are set out in Rule 8 of the UK Code, which is published and administered by the Panel. In particular, Rule 8.3 of the UK Code requires that any person who is interested (directly and indirectly) in 1% or more of any class of relevant securities of any party to the offer must make (a) an “Opening Position Disclosure” and (b) a “Dealing Disclosure” if they deal in any relevant security of any party to the offer during the offer period. The Company’s ordinary shares are relevant securities for the purposes of this offer period.

Further information about the Panel's disclosure regime is available at: http://www.thetakeoverpanel.org.uk/disclosure. If a Company shareholder has any questions on these disclosure requirements, the Panel’s Market Surveillance Unit can be contacted on +44 (0)20 7638 0129.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Bridge Credit Agreement*
99.1	Rule 2.7 Announcement
99.2	Cooperation Agreement*
99.3	Press Release issued by the Company, dated September 23, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules or exhibits to the Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Tetra Tech has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date: September 23, 2022	By:	/s/ DAN L. BATRACK
Dan L. Batrack
Chairman and Chief Executive Officer